Exhibit 99.1

ABIOMED ANNOUNCES Q1 FY 2020 REVENUE OF $208 MILLION AND 29.2% OPERATING MARGIN

DANVERS, Mass. — August 1, 2019 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart recovery and support technologies, today reported first quarter fiscal 2020 revenue of $207.7 million, an increase of 15.4% compared to revenue of $180.0 million for the same period of fiscal 2019. Operating income was $60.7 million, up 30%, compared to $46.7 million in the same period of fiscal 2019.

“In Q1, we implemented new training programs, organizational changes in distribution, and launched external initiatives that will require time to drive more growth in the future,” said Abiomed Chairman, President and CEO, Michael R. Minogue. “We are confident in our ultimate global adoption because we know that our innovation improves clinical outcomes and patient quality of life.”

Financial and operating highlights for the first quarter fiscal 2020 include:

•	Worldwide Impella® heart pump revenue totaled $199.9 million, an increase of 15% compared to revenue of $173.7 million during the same period of fiscal 2019.

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U.S. Impella product revenue totaled $168.3 million, an increase of 11% compared to revenue of $151.7 million during the same period of fiscal 2019 with U.S. patient usage of the Impella heart pumps up 13%.

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Outside the U.S., Impella product revenue totaled $31.5 million, an increase of 44% compared to revenue of $21.9 million during the same period of fiscal 2019. Specifically, Japan revenue was $8.5 million in the quarter, up 227% compared to the same period of the prior fiscal year. Also in Japan, the company announces PMDA approval for Impella Connect and the first Japanese patient treated with the Impella CP®.

•	Gross margin was 82.1% compared to 82.9% during the same period of fiscal 2019.

•	Operating income was $60.7 million, or 29.2% operating margin compared to $46.7 million, or 26.0% operating margin in the same period of fiscal 2019.

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GAAP net income was $88.9 million, or $1.93 per diluted share, which includes a $30.0 million, or $0.65 per share, unrealized gain from our investment in Shockwave. The company also benefited from $12.8 million, or $0.28 per share, of excess tax benefits related to employee share-based compensation awards recorded as a reduction of income tax expense. This compared to GAAP net income of $90.1 million or $1.95 per diluted share for the prior fiscal year, which benefited from $53.8 million, or $1.17 per share, of excess tax benefits.

•	The company generated operating cash flow of $64.6 million. As of June 30, 2019, the company had $526.7 million of cash and marketable securities and no debt.

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On May 13, the company received U.S. FDA approval for Impella 5.0 and Impella LD extended duration of use from 6 days to 14 days for cardiogenic shock derived from acute myocardial infarction (AMI) or cardiomyopathy.

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On May 16, the company announced the launch of the Impella CP with SmartAssist at the 2019 Society for Cardiovascular Angiography & Interventions (SCAI) Scientific Sessions. The Impella CP with SmartAssist is designed to improve patient outcomes with advanced algorithms and simplified patient management. The majority of Impella CP heart pumps in the U.S. will be transitioned to SmartAssist over the next fiscal year.

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Also at SCAI, the society released an online and interactive training manual with videos and illustrations on access and closure techniques and best practices. This content is authored by two leading interventional cardiologists, has been endorsed by SCAI and resides on the SCAI website at: http://www.scai.org/vascular-access-and-closure.

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On May 21, the U.S. FDA sent a letter to healthcare providers validating that the Impella RP heart pump is safe and effective for treatment of right heart failure. The data showed a 64% survival rate and 90% heart recovery for the subgroup of post-approval study patients who met the enrollment criteria of Impella RP’s premarket clinical studies. The letter reiterated that the Impella RP heart pump is the only right-sided device with FDA approval.

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On May 21, investigators published in Catheterization and Cardiovascular Interventions (CCI) and presented at the 2019 SCAI Scientific Sessions, updated clinical data from the National Cardiogenic Shock Initiative Study (NCSI). The study showed 171 consecutive AMI cardiogenic shock (AMICS) patients from 35 sites demonstrated 72% survival with 98% native heart recovery at discharge. This compares to the 50% mortality rate that cardiogenic shock patients have experienced for the last 20 years without Impella. The patients were treated with the NCSI protocol, which includes placing the Impella heart pump before revascularization. The study demonstrates the protocol-based approach to increasing survival rates in cardiogenic shock is reproducible in academic and community hospitals across the United States.

•	Today, the company announces a new study, published in Catheterization and Cardiovascular Interventions (CCI), demonstrating lower incidence of AKI during high risk PCI versus expected risk models.

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Today, the company announces that the Board of Directors has authorized the repurchase of up to $200 million of the company’s common stock. Under the repurchase program, the company is authorized to repurchase shares through open market purchases, privately-negotiated transactions or otherwise in accordance with applicable federal securities laws, including through Rule 10b5-1 trading plans and under Rule 10b-18 of the Securities Exchange Act of 1934. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.

FISCAL YEAR 2020 OUTLOOK

The company is revising its fiscal year 2020 guidance for total revenues to be in the range of $885 million to $925 million, an increase of 15% to 20% over the prior year. The company is also revising its fiscal year 2020 guidance for GAAP operating margin to be in the range of 28% to 30%.

EARNINGS CONFERENCE CALL DETAILS

The company will host a conference call to discuss the results at 8:00 a.m. EST on Thursday, August 1, 2019. The conference call releasing full quarterly results will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Todd A. Trapp, Vice President and Chief Financial Officer.

To listen to the call live, please tune into the webcast via https://edge.media-server.com/mmc/p/yatfouke or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 11:00 a.m. EST August 1, 2019 through 11:00 a.m. EST on August 8, 2019. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 9696367.

ABOUT ABIOMED

Based in Danvers, Massachusetts, USA, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com.

Abiomed, Impella, Impella 2.5, Impella 5.0, Impella LD, Impella CP, Impella RP, and Impella Connect are registered trademarks of Abiomed, Inc., and are registered in the U.S. and certain foreign countries. Impella BTR, Impella 5.5, Impella ECP, CVAD Study, and SmartAssist are pending trademarks of Abiomed, Inc.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including, without limitation, statements regarding development of Abiomed's existing and new products, the company's progress toward commercial growth, and future opportunities and expected regulatory approvals. All statements, other than statements of historical facts, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,”  “will” and other words and terms of similar meaning. The company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including, without limitation: the company’s dependence on Impella® products for all of its revenues; the company’s ability to successfully compete against its existing or potential competitors; the acceptance of the company’s products by cardiac surgeons and interventional cardiologists; long sales and training cycles associated with expansion into new hospital cardiac centers; reduced market acceptance of the company’s products due to lengthy clinician training process; the company’s ability to effectively manage its growth; the company’s ability to successfully commercialize its products; the company’s ability to obtain regulatory approvals and market and sell its products in certain jurisdictions; enforcement actions and product liability suits relating to off-label uses of the company’s products; unsuccessful clinical trials or procedures relating to products under development; the company’s ability to maintain compliance with regulatory requirements; the failure of third-party payers to provide reimbursement of the company’s products; the company’s ability to increase manufacturing capacity to support continued demand for its products; the company or its vendors’ failure to achieve and maintain high manufacturing standards; the failure of the company’s suppliers to provide the components the company requires; the company’s ability to expand its direct sales activities into international markets; and other risks and challenges detailed in the company's filings with the Securities and Exchange Commission (the “SEC”), including the most recently filed Annual Report on Form 10-K and the filings subsequently filed with or furnished to the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. Unless otherwise required by law, the company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Ingrid Goldberg	Tom Langford
Director, Investor Relations	Director, Communications & Public Relations
978-646-1590	978-882-8408
ir@abiomed.com	tlangford@abiomed.com

Abiomed, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)

	June 30, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$101,048	$121,021
Short-term marketable securities	385,624	370,677
Accounts receivable, net	86,206	90,809
Inventories	87,726	80,942
Prepaid expenses and other current assets	16,761	13,748
Total current assets	677,365	677,197
Long-term marketable securities	40,032	21,718
Property and equipment, net	151,654	145,005
Goodwill	33,035	32,601
In-process research and development	15,411	15,208
Long-term deferred tax assets, net	66,743	77,502
Other assets	140,820	85,115
Total assets	$1,125,060	$1,054,346
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,688	$32,185
Accrued expenses	51,941	57,420
Deferred revenues	16,193	16,393
Other current liabilities	2,379	—
Total current liabilities	100,201	105,998
Contingent consideration	9,931	9,575
Long-term deferred tax liabilities	833	822
Other long-term liabilities	11,502	1,061
Total liabilities	122,467	117,456

Stockholders' equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	454	451
Authorized - 100,000,000 shares; Issued - 47,435,945 shares at June 30, 2019 and 47,026,226 shares at March 31, 2019
Outstanding - 45,374,278 shares at June 30, 2019 and 45,122,985 shares at March 31, 2019
Additional paid in capital	704,884	690,507
Retained earnings	488,396	399,473
Treasury stock at cost - 2,061,667 shares at June 30, 2019 and 1,903,241 shares at March 31, 2019	(179,386)	(138,852)
Accumulated other comprehensive loss	(11,755)	(14,689)
Total stockholders' equity	1,002,593	936,890
Total liabilities and stockholders' equity	$1,125,060	$1,054,346

Abiomed, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended June 30,
	2019	2018
Revenue	$207,666	$180,010
Costs and expenses:
Cost of revenue	37,073	30,850
Research and development	23,790	21,273
Selling, general and administrative	86,078	81,139
	146,941	133,262
Income from operations	60,725	46,748
Other income:
Investment income, net	3,049	1,551
Other income, net	39,364	188
	42,413	1,739
Income before income taxes	103,138	48,487
Income tax provision (benefit)	14,215	(41,579)
Net income (A)	$88,923	$90,066

Basic net income per share	$1.97	$2.02
Basic weighted average shares outstanding	45,215	44,546

Diluted net income per share (B)	$1.93	$1.95
Diluted weighted average shares outstanding	46,092	46,169

(A) Net income includes the effect of the following items:
Excess tax benefits related to stock-based compensation awards (1)	$(12,821)	$(53,837)
Unrealized gain on investment in Shockwave Medical - net of tax (2)	(29,998)	—
	$(42,819)	$(53,837)
(B) Diluted net income per share includes the effect of the following items:
Excess tax benefits related to stock-based compensation awards (1)	$(0.28)	$(1.17)
Unrealized gain on investment in Shockwave Medical - net of tax (2)	(0.65)	—
	$(0.93)	$(1.17)

(1) Amount represents the impact of excess tax benefits and shortfalls associated with stock-based awards in each respective period presented.

(2) In the first quarter of fiscal 2020, the company recorded an unrealized gain on its investment in Shockwave Medical of $39.6 million ($30.0 million, net of tax provision) and is recorded within other income, net.